Exhibit 10.5

RBC Capital Markets, LLC Brookfield Place 200 Vesey Street, New York, NY 10281 Telephone: (212) 858-7000

February 27, 2018

To:	Sempra Energy
488 8th Avenue
San Diego, CA 92101
Attention: General Counsel

Re:	Amendment to Registered Forward Transaction Confirmation

This letter agreement (this “Amendment”) amends the terms and conditions of the transaction (the “Transaction”) evidenced by the Confirmation by and between Royal Bank of Canada (“Dealer”) and Sempra Energy (“Counterparty”), dated as of January 4, 2018 (the “Confirmation”).
1.     Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Confirmation.

2.     Amendment. The Confirmation shall be amended by:

Replacing the definition of “Settlement Notice Date” in Schedule I to the Confirmation in its entirety with the following:

“(i) 8:00 p.m. New York City time, two (2) Scheduled Trading Days prior to the related Settlement Date, which may be the Maturity Date, if Physical Settlement applies, or (ii) 45 Scheduled Trading Days prior to the related Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Share Settlement applies.”

3.     Representations. Each of the representations and warranties in Section 3(a) of the Agreement are hereby deemed to be repeated on the date hereof.

4.    Effectiveness. This Amendment shall become effective upon execution hereof by the parties hereto. Except as amended hereby, all the terms of the Transaction and provisions in the Confirmation shall remain and continue in full force and effect and are hereby confirmed in all respects.

5.     Role of Agent.    Dealer has appointed, as its agent, its indirect wholly-owned subsidiary, RBC Capital Markets, LLC (“RBCCM”), for purposes of conducting, on Dealer’s behalf, a business in privately negotiated transactions in options and other derivatives. Counterparty hereby is advised that Dealer, the principal and stated counterparty in such transactions, duly has authorized RBCCM to market, structure, negotiate, document, price, execute and hedge transactions in over-the-counter derivative products. RBCCM does not act as agent of Counterparty. For the avoidance of doubt, any performance by Dealer of its obligations hereunder solely to RBCCM shall not relieve Dealer of such obligations. RBCCM’s performance to Counterparty of Dealer’s obligations hereunder shall relieve Dealer of such obligations to the extent of such performance. Any performance by Counterparty of its obligations (including notice obligations) through or by means of RBCCM’s agency for Dealer shall constitute good performance of Counterparty’s obligations hereunder to Dealer.

6.    Counterparts.     This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

7.     Governing Law. The provisions of this Amendment shall be governed by the laws of the State of New York (without reference to choice of law doctrine).

[Signature page follows]

Counterparty hereby agrees to check this Amendment and to confirm that the foregoing correctly sets forth the terms of the Amendment by signing in the space provided below and returning an executed copy to Dealer. Originals shall be provided for your execution upon your request.

Very truly yours,

RBC CAPITAL MARKETS, LLC
as agent for
ROYAL BANK OF CANADA

By:	/s/ Shane Didier

Name:	Shane Didier
Title:	Analyst

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the date set forth above.

SEMPRA ENERGY

By:	/s/ Kathryn Collier

Name:	Kathryn Collier
Title:	Vice President and Treasurer

[Signature Page to Amendment No. 1 to Sempra Forward Confirmation]